UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

				Amendment No. 1


                          Mellanox Technologies, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0175 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M51363113
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2009
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.    M51363113
             ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Severn River Capital Management, LLC


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     554,255

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     554,255

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     554,255

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.74%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IA, CO

________________________________________________________________________________

CUSIP No.    M51363113
             ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     S. Scott Roth

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     554,255

6.   SHARED VOTING POWER

     0

7.   SOLE DISPOSITIVE POWER

     554,255

8.   SHARED DISPOSITIVE POWER

     0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     554,255

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.74%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________

CUSIP No.    M51363113
             ---------------------

Item 1(a).  Name of Issuer:

            Mellanox Technologies, Ltd.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            Hermon Building
	    Yokneam, 20692
	    Israel
            ____________________________________________________________________

Item 2(a).  Name of Persons Filing:

            Severn River Capital Management, LLC
            S. Scott Roth
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            Severn River Capital Management, LLC
            12 Havemeyer Place
            Greenwich, CT 06830

            S. Scott Roth
            c/o Severn River Capital Management, LLC
            12 Havemeyer Place
            Greenwich, CT 06830
            ____________________________________________________________________

      (c).  Citizenship:

            Severn River Capital Management, LLC - Delaware
            S. Scott Roth - United States of America
            _________________________________________________________________

      (d).  Title of Class of Securities:

            Class A Common Stock, $.0175 par value
            ____________________________________________________________________

      (e).  CUSIP Number:

            M51363113
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Severn River Capital Management, LLC - 554,255
          S. Scott Roth - 554,255
          _________________________________________________________________

(b)      Percent of class:

          Severn River Capital Management, LLC - 1.74%
          S. Scott Roth - 1.74%
          _________________________________________________________________


     (c)  Number of shares as to which the person has:

Severn River Capital Management, LLC

          (i)   Sole power to vote or to direct the vote           554,255
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             0
                                                          _____________________,

          (iii) Sole power to dispose or to direct the             554,255
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               0
                disposition of                            _____________________.

S. Scott Roth

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote           554,255
                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote             0
                                                          _____________________,

          (iii) Sole power to dispose or to direct the             554,255
                disposition of                            _____________________,

          (iv)  Shared power to dispose or to direct the               0
                disposition of                            _____________________.

         _______________________________________________________________________

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                  N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                  N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                  N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                  N/A
          ______________________________________________________________________

Item 10.  Certification.


          By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                                    February 16, 2010
                                        ----------------------------------------
                                                        (Date)


                                        Severn River Capital Management, LLC*

                                        By: /s/ S. Scott Roth
                                            ---------------------------------
                                        Name: S. Scott Roth
                                        Title: Managing Member


                                           /s/ S. Scott Roth*
                                        -------------------------------------
                                          Name: S. Scott Roth
                                          Title: Director

* The Reporting Persons disclaim beneficial ownership of the securities reported herein except to the extent of their pecuniary interest therein.

Exhibit A
                                    JOINT FILING AGREEMENT

     The undersigned agree that this Schedule 13G Amendment dated February 16, 2010 relating to the Common Stock, $.0175 par value of Mellanox Technologies, Ltd. shall be filed on behalf of the undersigned.


                                        Severn River Capital Management, LLC*

                                        By: /s/ S. Scott Roth
                                            ---------------------------------
                                        Name: S. Scott Roth
                                        Title: Managing Member



                                           /s/ S. Scott Roth*
                                        -------------------------------------
                                         Name: S. Scott Roth
					 Title: Managing Member